Exhibit 12.1

Law Offices of T. J. Jesky

200 West Madison St., Suite 2100

Chicago, IL 60606

Telephone: (312) 894-0130 ● Fax: (312) 489-8216

Email: tj@jeskylaw.com

June 4. 2021

RCMW Group, Inc.

2232 Dell Range Blvd., Suite 245

Cheyenne, WY 82009

RE:	Opinion to be included with a Form 1-A Offering Statement filed by
RCMW Group, Inc.

To the Board of Directors:

We are acting as counsel to RCMW Group, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 4,250,000 shares of the Company’s Common Stock.

For purposes of rendering this opinion, we have examined the Offering Statement, the Company’s Articles of Incorporation, as amended, its Bylaws, and the resolutions of the Company’s Board of Directors, with respect to the matters relating to the Offering Statement, and such other documents and matters of law as we have deemed necessary for the expression of the opinion herein contained. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted. We have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

Based upon the foregoing, we are of the opinion that the Common Stock being sold pursuant to the offering statement will be duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable. No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Sincerely,

/s/ T J Jesky
Attorney and Counselor at Law